Exhibit 10.2
EXECUTION
NONQUALIFIED STOCK OPTION AGREEMENT
This AGREEMENT (this “Agreement”) is made as of September 27, 2010 (the “Effective Date”) by and between HealthMarkets, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Kenneth Fasola (“Optionee”).
WHEREAS, on the Effective Date the Company and Optionee entered into an employment agreement with respect to Optionee’s employment as an executive of the Company and certain related terms, dated as of September 24, 2010 (the “Employment Agreement”);
WHEREAS, the Company, acting through the Compensation Committee with the consent of the Board has agreed to grant to Optionee, effective on the Effective Date, Options (as defined in Section 2 of this Agreement) under the Company’s 2006 Management Option Plan (the “Plan”) to purchase a number of shares of the Company’s Class A-1 Common Stock (the “Shares”) on the terms and subject to the conditions set forth in this Agreement and the Plan;
WHEREAS, future securities in the Company (including those being acquired pursuant to this Agreement) owned by Optionee shall be subject to the terms of the Stockholders Agreement (as amended with respect to Optionee by the Employment Agreement).
NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto hereby agree as follows:
1. Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Company’s 2006 Management Option Plan (the “Plan”). As used in this Agreement:
(a)	“Board” means the Board of Directors of the Company.

(b)	“Cause” has the meaning specified in the Employment Agreement.

(c)	“Change of Control” has the meaning specified in the Employment Agreement.

(d)	“Compensation Committee” means the Executive Compensation Committee of the Board.

(e)	“Disability” has the meaning specified in the Employment Agreement.

(f)	“Fair Market Value” shall have the meaning specified in, and shall be construed and determined in accordance with the procedures set forth in, the Employment Agreement.

(g)	“Good Reason” has the meaning specified in the Employment Agreement.
2. Grant of Stock Option/Exercise Price. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement, including, without limitation, Section 9 and the Plan, the Company hereby grants to Optionee options to purchase 375,000 Shares (the “Options”) as of the date hereof. The Shares subject to the Option may be purchased pursuant to the Options at a price (the “Option Price”) equal to $7.34 per Share. The Options are intended to be nonqualified stock options and shall not be treated as an “incentive stock option” within the meaning of that term under Section 422 of the Code, or any successor provision thereto.

3. Term of Options. The term of the Options shall commence at the Effective Date and, unless earlier terminated in accordance with the terms of this Agreement, shall expire ten (10) years from the Effective Date.
4. Right to Exercise. Unless terminated as hereinafter provided and except as otherwise provided in Section 7, the Options shall vest and become exercisable in twenty (20) equal quarterly installments with the first installment vesting on the last day of the third calendar month following the Effective Date (December 31, 2010), subject to Optionee remaining in the continuous employ of the Company or any Subsidiary through the applicable vesting date. Notwithstanding the foregoing, the Options granted hereby shall become immediately exercisable with respect to all of the Shares upon the occurrence of a Change of Control if Optionee remains in the continuous employ of the Company or any Subsidiary until the date of the consummation of such Change of Control.
5. Option Nontransferable. Optionee may not transfer or assign all or any part of the Options other than by will or by the laws of descent and distribution. The Options may be exercised, during the lifetime of Optionee, only by Optionee, or in the event of Optionee’s legal incapacity, by Optionee’s guardian or legal representative acting on behalf of Optionee in a fiduciary capacity under state law and court supervision. Optionee shall be entitled to the privileges of ownership with respect to Shares purchased and delivered to Optionee upon the exercise of all or part of the Options.
6. Notice of Exercise; Payment.
(a) To the extent then exercisable, the Option may be exercised in whole or in part by written notice to the Company stating the number of Shares for which the Options are being exercised and the intended manner of payment. The date of such notice shall be the exercise date. Payment equal to the aggregate Option Price of the Shares being purchased pursuant to an exercise of the Options must be tendered in full with the notice of exercise to the Company in one or a combination of the following methods as specified by Optionee in the notice of exercise: (i) cash in the form of currency or check or by wire transfer as directed by the Company, (ii) through the surrender to the Company of Shares as valued at their Fair Market Value on the date of exercise (including by having the Company withhold Shares upon exercise of the Option) or (iii) through such other form of consideration as is deemed acceptable by the Board. In this regard, while the Shares are not publicly traded, upon the Optionee’s request (or that of any Person authorized to exercise to the Option as set forth herein or in the Plan), the Board shall communicate to the Optionee (or such other Person) the Fair Market Value of the Shares as of the date of such request in a timely manner to enable the Optionee (or such other Person) to exercise his vested Options.
(b) As soon as practicable upon the Company’s receipt of Optionee’s payment and notice of exercise, the Company shall direct the due issuance of the Shares so purchased.
(c) As a further condition precedent to the exercise of the Options in whole or in part, Optionee shall comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
7. Termination of Employment.
(a) General. Except as provided immediately below, if Optionee’s employment terminates for any reason, the Options, to the extent not then vested (i.e., exercisable), will be immediately forfeited and all vested Options will remain exercisable for the shorter of (1) 90 days following the date of termination and (2) the remainder of their original scheduled term. For the avoidance of doubt, any reference to any Option being or becoming vested shall also mean it has become or will become “exercisable”.

(b) Without Cause; for Good Reason. If Optionee’s employment is terminated by the Company without Cause (which shall for purposes of this Agreement include a termination of the Optionee’s employment upon conclusion of the Employment Term (as defined in the Employment Agreement) after the Company’s giving the Optionee a notice of non-renewal of the Employment Term) or by Optionee for Good Reason, to the extent not previously cancelled or expired, as of the date of termination Optionee’s unvested Options that would have vested if Optionee had remained employed through the first anniversary of the date of termination will vest and all vested Options will remain exercisable for the shorter of (1) one year following the date of termination and (2) the remainder of their original scheduled term. Notwithstanding the foregoing, if Optionee’s employment is terminated without Cause or for Good Reason (i) after a definitive agreement is entered into which will result in a Change of Control (provided such agreement results in a Change of Control) or (ii) within six months prior to a Change of Control, the Options shall be treated as if they had fully vested as of the date of the Change of Control.
(c) Death; Disability. If Optionee’s employment is terminated by reason of Optionee’s death or Disability, to the extent not previously cancelled or expired, as of the date of termination Optionee’s unvested Options that would have vested if Optionee had remained employed through the first anniversary of the date of termination will vest and all vested Options will remain exercisable for the shorter of (1) one year following the date of termination and (2) the remainder of their original scheduled term; provided, however, that it shall be a condition to the exercise of the Options in the event of Optionee’s death that the Person exercising the Options shall (i) have agreed in a form satisfactory to the Company to be bound by the provisions of this Agreement and, if there has been no Change of Control or an IPO, the Stockholders Agreement (as modified by the Employment Agreement) and (ii) comply with all regulations and the requirements of any regulatory authority having control of, or supervision over, the issuance of the Shares and in connection therewith shall execute any documents which the Board shall in its sole discretion deem necessary or advisable.
(d) Cause. Notwithstanding the foregoing or any provision of this Agreement or the Employment Agreement to the contrary, if Optionee’s employment is terminated by the Company for Cause, all options, whether or not vested, will be immediately forfeited as of the date of termination.
8. Call Right. Upon termination of Optionee’s employment for any reason prior to an IPO or a Change of Control, the Company will have the right to purchase (the “Call Right”) any Shares that Optionee received pursuant to the terms and conditions of the Stockholders Agreement, as amended by the Employment Agreement.
9. Effective Time. The Options granted hereby shall be and become effective upon the delivery of an executed counterpart of this Agreement to the Company by Optionee.
10. Initial Public Offering. Shares acquired on exercise of any Option will be subject to the terms and conditions of the Stockholders’ Agreement, as amended by the Employment Agreement. The Company and Optionee acknowledge that they will agree to provide the Company with the right to require Optionee and other executives of the Company or any Subsidiary to waive any registration rights with regard to such Shares upon an IPO, in which case the Company will implement an IPO bonus plan in cash, stock or additional options to compensate for Optionee’s and the other executives’ loss of liquidity; provided that if the Optionee’s employment is terminated without Cause or for Good Reason, then the Optionee shall fully vest upon the date of termination in any grant made under such IPO bonus plan.

11. No Employment Contract. Nothing contained in this Agreement shall (a) confer upon Optionee any right to be employed by or remain employed by the Company or any Subsidiary, or (b) limit or affect in any manner the right of the Company or any Subsidiary to terminate the employment or adjust the compensation of Optionee.
12. Taxes and Withholding. The Company or any Subsidiary may withhold, or require Optionee to remit to the Company or any Subsidiary, an amount sufficient to satisfy federal, state, local or foreign taxes (including Optionee’s FICA obligation) in connection with any payment made or benefit realized by Optionee or other person under this Agreement or otherwise, and the amounts available to the Company or any Subsidiary for such withholding are insufficient, it shall be a condition to the receipt of such payment or the realization of such benefit that Optionee or such other person make arrangements satisfactory to the Company or any Subsidiary for payment of the balance of such taxes required to be withheld. The Company or any Subsidiary may elect to have such withholding obligation satisfied by having Optionee surrender to the Company or any Subsidiary a portion of the Shares that is issued or transferred to Optionee upon the exercise of an Option (but only to the extent of the minimum withholding required by law), and the Shares so surrendered by Optionee shall be credited against any such withholding obligation at the Fair Market Value of such shares on the date of such surrender.
13. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Options shall not be exercisable if the exercise thereof would result in a violation of any such law.
14. Adjustments. In the event of any stock split, reverse stock split, share dividend, merger, consolidation or other event after the Effective Date that makes an equitable adjustment appropriate, the Board shall make such substitution or adjustment (including cash payments) in the number of Shares covered by the Options, in the Option Price applicable to such Options, and in the kind of shares covered thereby and/or such other equitable substitution or adjustments as it determines in good faith to be equitable. In addition to, and notwithstanding the foregoing, the Option Price shall be adjusted downward (to the extent practicable without causing adverse tax consequences to Optionee) for any dividends paid to the Sponsors after the Effective Date. In connection with a Change of Control, such substitutions and adjustments may include, without limitation, canceling any and all Options in exchange for cash payments equal to the excess, if any, of the value of the consideration paid to a shareholder of a Share over the Option Price per Share subject to such Option in connection with such an adjustment event.
15. Relation to Other Benefits. Any economic or other benefit to Optionee under this Agreement shall not be taken into account in determining any benefits to which Optionee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any Subsidiary.
16. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s written consent.
17. Severability. If one or more of the provisions of this Agreement is invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

18. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan; provided, however, that in the event of any inconsistent provisions between this Agreement and the Plan, this Agreement shall govern. The Board acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine (in good faith) any questions which arise in connection with the Option or its exercise.
19. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Optionee, and the successors and assigns of the Company.
20. Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof and all parties, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Delaware.
21. Prior Agreement; Employment Agreement. As of the date that the Optionee countersigns this Agreement, this Agreement will supersede any and all prior and/or contemporaneous agreements, either oral or in writing, between the parties hereto, or between either or both of the parties hereto and the Company, with respect to the subject matter hereof (other than the Employment Agreement and its Exhibits). Each party to this Agreement acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, pertaining to the subject matter hereof, which are not embodied herein or in Sections 4(c) and 10(i) of the Employment Agreement, and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement (or Sections 4(c) and 10(i) of the Employment Agreement) shall be valid or binding on either party. Sections 24 and 25 of the Employment Agreement shall be incorporated in full herein, provided that any reference to “the Executive” shall be deemed to be a reference to the Optionee and any reference to “this Agreement” shall be a reference to this Agreement.
22. Notices. For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express, UPS, or Purolator, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive offices and to Optionee at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
23. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
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EXECUTION
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and Optionee has executed this Agreement, as of the day and year first above written.

HealthMarkets, Inc.
By:
Name:
Title:

OPTIONEE
Name: Kenneth Fasola